Exhibit 4.12

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Listed Company

CNPJ/MF Nº 02.558.134/0001-58

STOCK PURCHASE OPTION PLAN

1.	Purpose of Stock Options

1.1.	The purpose of the Stock Purchase Option Plan of TELE NORTE LESTE PARTICIPAÇÕES S.A. (“Company”), established in compliance with Article 168, § 3 of Law Nº 6,404/76 (“Plan”), is to attract executives to the Company or its direct or indirect subsidiaries (included under the concept of Company for the purposes of this Plan) as well as retaining them and ensuring closer alignment between the interests of the executives of the Company and the interests of the Shareholders, sharing the risks of the capital market.

1.2.1.	The executives and management-level employees of the Company are eligible to participate in the Plan, as well as those of the subsidiary companies (“Beneficiaries”).

2.	Shares Encompassed by the Plan

2.1.	The option grants must always comply with a ceiling of 2% (two per cent) of the total shares in the capital stock of the Company, with this total considering the effects of dilution arising from the exercise of all options granted.

2.2.	Once the option has been exercised by the Beneficiary, the corresponding shares: (i) will be acquired, if held in the Treasury through notification forwarded to the Brazilian Securities Commission (CVM), or (ii) a stock issue will be proposed through an increase in the Company capital, should there be no shares held in the Treasury.

2.3.	Pursuant to Article 171, § 3 of Law Nº. 6,404/76, the Shareholders will have no first refusal rights with respect to the grant or exercise of stock purchase options arising from the Plan.

3.	Plan Management

3.1.	The Plan will be managed by the Board or, as decided thereby, by a Committee consisting of 3 (three) Board Members, with at least one of them necessarily being a full member of the Board.

3.2.	The Board Members may not vote on decisions related to Programs (as defined in item 4.1 below) that will encompass them as Beneficiaries.

3.3.	The Board or the Committee, as applicable, will have ample powers, compliant with the terms of the Plan and, for the Committee, the guidelines set forth by the Board of the Company, for the organization and management of the Plan and the options granted.

3.3.1.	Notwithstanding the provisions in the Head Paragraph, no decision taken by the Board or Committee may, except for adjustments permitted by the Plan (i) increase the total number of shares that may be assigned through the exercise of granted options; or (ii) without the consent of the Beneficiary, alter or adversely affect any rights or obligations under any existing agreement or grant covering the purchase option.

3.4.	The Board or Committee may at any time and always in compliance with the provisions of item 3.3.1, (i) alter or close down the Plan; (ii) establish the regulations applicable to cases not covered thereby; (iii) extend but never shorten the deadline for exercising options in effect; and (iv) pursuant to the provisions in sub-item 11.2 of this Plan, shorten the initial vesting period for exercising valid options.

4.	Option Terms and Conditions

4.1.	The Board or Committee, as applicable, will periodically establish Stock Purchase Option Programs (“Programs”), through which the Beneficiaries will be defined, the total number of Company shares covered by the option granted, the division of the option granted into batches, if applicable, the exercise price, pursuant to the provisions in item 5 below, the deadlines for exercising the option, any possible constraints on the shares received through exercising the option, and provisions on penalties.

4.1.1.	The Board or Committee, as applicable, may add new Beneficiaries to Programs under way, deciding on the number of shares that the Beneficiary will have the right to acquire and adjusting the Exercise Price.

4.1.2.	For Programs dividing the options granted into batches, the initial vesting period for the first batch of options assigned to a new Beneficiary must coincide with the initial vesting period of the first batch immediately subsequent thereto of the Program under way.

4.2.	When launching each Program, the Board or the Committee, as applicable, will establish the terms and conditions for each option through a Stock Purchase Option Grant Agreement (“Agreement”) signed by the Company and each Beneficiary. This Agreement must define at least the following conditions:

a)	the number and type of shares that the Beneficiary will have the right to acquire or subscribe to through exercising the option, and the price per share, in compliance with the Program;

b)	the initial vesting period during which the option may not be exercised and the deadlines for the total or partial exercise of the option and during which the rights arising therefrom will expire;

c)	possible rules imposing constraints on the transfer of shares received through exercising the option and provisions on penalties for non-compliance with such constraints;

d)	any other terms and conditions that are compliant with the Plan or the respective Program.

4.3.	No share will be delivered to the Beneficiary through exercising the option unless all legal and regulatory requirements have been complied with in full.

4.4.	No provision in the Plan, any Program, or Agreement will confer rights on any Beneficiary with regard to retaining a position as an executive or employee of the Company, and will not interfere in any manner whatsoever with the Company rights to end the term of office of a director at any time, or to terminate the labor contract of an employee.

4.5.	The Beneficiary will have none of the rights and privileges of a Shareholder of the Company for the options covered by the Agreement, except those referred in the Plan.

4.6.	As from the time of the subscription or effective acquisition of the shares resulting from the exercise of the options, the Beneficiary will have all rights and privileges inherent to the status of a Shareholder as established in the Articles of Incorporation and By-Laws of the Company.

4.7.	Should there be any alteration in the stock control of the Company existing on the date of approval of this Plan, the Beneficiary will have the right to exercise the equivalent of 50% (fifty per cent) of his options during a period of 90 (ninety) days as from the date of the occurrence of the event, regardless (i) of the initial vesting period established by the Program or Agreement; and (ii) remaining in the position of an executive or employee of the Company.

4.7.1.	The Board or the Committee, as applicable, will decide on how to handle the remaining 50% (fifty per cent) of the options assigned to the Beneficiaries.

4.7.2.	The shares arising from the options exercised as set forth in this item 4.7 will be free and unencumbered for sale by the Beneficiary at any time.

4.8.	Should any event occur that implies the distribution of stock control of the Company in existence on the date of approval of the Plan and should such stock control be acquired by third party(ies) within a period of 6 (six) months, the Beneficiary will have the right to exercise all his options for a period of 90 (ninety) days as from the acquisition date of stock control by third party(ies) regardless (i) of any initial vesting period established by the Program or Agreement, and (ii) remaining in the position of an executive or employee of the Company.

4.8.1.	The shares arising from the options exercised as set forth in this item 4.8 will be free and encumbered for sale by the Beneficiary at any time.

5.	Exercise Price

5.1.	The issue price or purchase price, should the Company decide to use shares held in the Treasury in response to the exercise of the options (with the above-mentioned subscription and purchase being referred to jointly as the acquisition for the purposes of this Plan), the shares to be acquired by the Beneficiaries through exercising their options will be decided by the Board or by the Committee as applicable, and will be equivalent to the average value of the shares during the past 30 (thirty) trading sessions on the São Paulo Stock Exchange (BOVESPA) prior to the date of the option grant, and may be updated on the basis of the variation in a price index to be stipulated by the Board or Committee, as applicable (“Exercise Price”).

5.1.1.	The Board, or the Committee, as applicable, may decide on the launch of each Program that a discount of up to 15% (fifteen per cent) on the Exercise Price will be awarded to the Beneficiaries. Granting a discount for a specific Program will not make the award of such discount mandatory, or the same percentage discount, for subsequent Programs.

5.2.	The Exercise Price will be paid by the Beneficiaries in cash on acquisition as established by the Board or by the Committee for each Program.

5.3.	The Beneficiary must necessarily allocate at least 50% (fifty per cent) of the annual amount received as a bonus or as profit-sharing from the Company (“Bonus”) net of income tax and other charges falling due thereon to the acquisition of shares through options granted under the aegis of the Plan, under penalty of canceling the option of whose initial vesting period occurred during the same year as that in which the Bonus is paid.

5.3.1.	The provisions in item 5.3 are not applicable to financial years in which the Beneficiary does not have the right to receive the Bonus.

5.4.	Should a capital increase through public or private subscription in cash take place, the options already granted will be deemed to have been exercised during the preference period, if any, or priority, and the public distribution period of the shares at the Exercise Price, restated monetarily as set forth in item 5.1, or by the issue price, with the lower figure prevailing.

5.5.	The Exercise Price for options not exercised will be deducted from the value of the dividends, interest on company capital and other returns on capital per share, paid out by the Company as from the option grant date.

6.	Exercise of the Option

6.1.	The option may be exercised fully or partially during the period and within the deadlines established in the respective Agreement.

6.2.	The Beneficiaries will be subject to the rules imposing constraint on the use of inside or privileged information applicable to listed companies in general, as well as those established in the Company Code of Conduct and Transparency.

7.	Constraints on Divestment of Shares

7.1.	Unless otherwise decided by the Board or the Committee, as applicable, the Beneficiary may only sell, transfer or dispose of the shares issued by the Company in any other manner and acquired under the aegis of the Plan, as well as those that may be acquired thereby through bonuses, stock splits or any other type of acquisition not requiring the disbursement of additional funds by the Beneficiary, or securities giving the right to subscribe or acquire shares, provided that such shares or securities have given rise to ownership of the shares for the Beneficiary (together, “Shares”) should the minimum non-availability period of 1 (one) year be complied with, as from the date on which the initial vesting period ends for each batch of options.

7.2.	The Beneficiary also agrees not to encumber the shares and not to establish any charges thereon that may hamper the performance of the provisions in this Plan.

7.3.	The Board or Committee, as applicable, may decide that the divestment of the shares will take place in compliance with the right of preference of the Company, under equal conditions.

7.3.1.	In the hypothesis set forth in item 7.3 and under the same conditions, the Company may indicate one or more third parties to exercise a purchase option, whether or not they are Beneficiaries of the Plan.

8.	Dismissal for Cause

8.1.	Should the Beneficiary be dismissed for any reason constituting due cause in compliance with Brazilian Labor Law, all options not exercised will lapse with no compensation, whether or not their vesting periods have expired.

8.2.	The duration of the constraints on divestment of the shares mentioned in item 7.1 will remain in effect.

9.	Dismissal without Due Cause, Resignation or Retirement

9.1.	In case of dismissal without due cause, except as set forth in item 9.2 below, resignation or retirement of the Beneficiary, the following provisions will be complied with:

a)	options whose initial vesting periods have not yet expired will lapse without compensation;

b)	options whose initial vesting periods have already expired may be exercised within 90 (ninety) days as from the date giving rise to the end of the term of office or through to expiry of the deadline for exercising the option, should a period of less than 90 (ninety) days remain;

c)	the period imposing constraints on the divestment of the shares mentioned in item 7.1 will remain in effect.

9.2.	The Beneficiary will have the right to exercise all his options, regardless of the duration of the initial vesting periods, for the period established in item 9.1 (b) above, should the hypotheses of leaving the Company mentioned in item 9.1 occur during the 6 (six) months subsequent to the occurrence of any event that implies dispersal of stock control of the Company as found on the date of approval of the Plan.

9.2.1.	The period during which constraints are imposed on the divestment of the shares mentioned in item 7.1 does not apply to shares acquired as set forth in this item 9.2.

10.	Death or Permanent Disability

10.1	Should the Beneficiary die or be permanently disabled for the performance of his functions in the Company, the rights arising from the option will extend to the heirs and successors thereof, and the options may be exercised, whether or not the initial vesting periods have expired, for a period of 5 (five) years as from the date of death or permanent disability.

10.2.	The option may be exercised either fully or partially against payment in cash, with the heirs or successors sharing out the rights to the shares as established by a will or in the respective inventory.

10.3.	Shares that may be subscribed to by the heirs or successors of the Beneficiary will be free and unencumbered for sale at any time.

11.	Adjustments

11.1.	Should the number of shares issued by the Company increase or decrease as a result of stock bonuses, groupings or splits, the appropriate adjustments will be made to the number of shares covered by stock options not exercised. Any adjustments to such options will be undertaken with no alterations to the total purchase price value applicable to the unexercised portion of the option, but with the corresponding adjustment to the Exercise Price.

11.2.	In case of the dissolution, transformation, take-over, merger, split or reorganization of the Company, in which the Company is not the remaining enterprise, the Plan will terminate and any option granted until then will be canceled, unless, with regard to such transactions (and when appropriate), (i) the Board or Committee as applicable, approve the bringing forward of the final deadline for exercising options under the Program in effect, or (ii) stipulate in writing that the Plan will continue, accepting that options granted until then will be substituted by new options, with the successor company or its affiliate or subsidiary accepting the appropriate adjustments to the number of shares and stock prices, in which case the Plan will continue as established until then.

11.3.	Pursuant to the conditions set forth in item 11.2 above, the adjustments will be undertaken by the Board or by the Committee, as applicable, with this decision being definitive and binding. No share fractions will be sold or issued based on any of these adjustments.

12.	Supplementary Obligations

12.1.	Adherence: The signature of the Agreement will imply express acceptance of all the terms of the Plan and Program by the Beneficiary, with which it is fully and wholly bound to comply.

12.2.	Specific Execution: The obligations set forth in the Plan, the Program and the Agreement are accepted on an irrevocable basis, valid as extrajudicial executive titles in terms of Brazilian Civil Procedural Law, being binding on the parties to the Agreement and their successors of any type, and at any time. The parties also agree that such obligations will be subject to specific execution as set forth in Article 639 and following of the Civil Procedural Law Code.

12.3.	Assignment: The rights and obligations arising from the Plan and the Agreement may not be assigned or transferred either fully or partially by any of the parties, neither may they be put up as collateral for obligations without the prior written assent of the other party.

12.4.	Novation: It is specifically agreed that should any of the parties refrain from exercising any right, power, resource or option assured thereto by Law, the Plan or the Agreement, this will not constitute any novation, nor any tolerance of any late compliance with any obligations by any of the parties, not preventing the other party from exercising such rights, powers, resources and options at its sole discretion and at any time, which are cumulative and not exclusionary, in terms of those covered by Brazilian Law.

13.	Registration

13.1.	The wording of the Agreement is validly taken as constituting a Shareholders’ Agreement, and will be recorded in the margin of the corporate records of the Company for all purposes set forth in Article 118 of Law Nº 6,404/76.

14.	Law Courts

14.1.	The Law Courts of the City of Rio de Janeiro Assizes are hereby elected, excluding any other, no matter how much more privileged it may be, to settle any disputes that may arise with regard to the Plan.